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Exhibit 10.1

Edward Mooney
921 Transport Way, Suite 4
Petaluma, California 94954
Telephone (707) 769 1677
Facsimile (707) 769 1622

November 24, 2002

Mr. Grant Miller
USA Broadband, Inc.
1111 Orange Avenue
Coronado, California

Dear Mr. Miller,

When executed by the undersigned where indicated below, this letter will form a Consulting Agreement (the "Agreement") for the 6 month period commencing December 1, 2002 between Edward Mooney, an individual and independent contractor ("Consultant") and USA Broadband Inc. whereby Consultant will provide certain consulting services to USAB on a non-exclusive basis, including general corporate advisory and development services. Consultant will devote a portion of his professional resources to USAB during the course of this agreement.

A.
Advisory Services to Be Performed for USAB by Consultant

1.
General Corporate Advisory Services. Consultant will provide as needed, USAB with advice in connection with (i) structuring and implementing its overall corporate finance strategy and corporate development strategy, (ii) review and analysis of public filings, business plans, corporate materials, and investor relations materials; and (iii) general consulting services focused on the proposed transaction with Las Americas Broadband and the associated business and management transition associated with that transaction.

2.
Compensation: As consideration to Consultant for the commencement of services hereunder, USAB agrees to pay the sum of $3,000 (three thousand dollars) on the first day of each month on the effective date of this Agreement, December 1, 2002.

B.
Expenses

USAB agrees to reimburse Consultant for reasonable out-of-pocket travel expenses related to Consultant's performance of the services described in this Agreement (i.e. travel and lodging for Consultant professionals to destinations where USAB has requested the presence of Consultant).

C.
Term of Agreement

The term of this Agreement shall commence on December 1, 2002 and shall be in effect for 6 months. Renewable thereafter by written agreement between the parties.

D.
Indemnification

Consultant and USAB agree to indemnify and hold each other harmless against claims resulting in connection with the provision of services under this engagement.

E.
Governing Law

This Agreement shall be governed by the laws of the State of California.

F.
Independent Contractor Status

Consultant is an independent contractor and is not entitled to employee benefits. Consultant is not authorized to enter into any contract, obligation or other transaction on behalf of USAB.

G.
Confidentiality

In the course of rendering the services provided for in this Agreement, Consultant will learn and may develop information which is considered by USAB to be confidential. Consultant agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of USAB

H.
Signatures

By their authorized signatures below, Consultant and USAB do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

ACCEPTED FOR USA Broadband, Inc.
By:	/s/ GRANT MILLER	Date:	December 6, 2002
ACCEPTED by Edward P. Mooney
By:	/s/ EDWARD P. MOONEY	Date:	December 6, 2002

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  Exhibit 10.1